Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Board of Directors of
Allied Devices Corporation
Hicksville, New York

We hereby consent to the incorporation by reference and inclusion in the Prospectuses constituting part of the Registration Statements filed on Form S-8 on April 6, 1994 (No. 33-77428), April 8, 1996 (No. 333-03394) and May 18, 2001 (No. 333-61208) of our report dated January 3, 2003 relating to the consolidated financial statements of Allied Devices Corporation and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO SEIDMAN, LLP

Melville, New York

January 13, 2003